EXHIBIT 99.1

QCR Holdings, Inc. Completes Private Placement of Subordinated Notes

MOLINE, Ill., Sept. 14, 2020 (GLOBE NEWSWIRE) -- QCR Holdings, Inc. (NASDAQ: QCRH) today announced that it has completed a private placement of $50.0 million in aggregate principal amount of 5.125% Fixed-to-Floating Rate Subordinated Notes due 2030 (the “Notes”).  The Company intends to use the net proceeds from this private placement for general corporate purposes, which may include providing capital to support the organic growth of its subsidiary banks or funding opportunistic acquisitions and other strategic opportunities that may arise in the future, repaying indebtedness, financing investments and capital expenditures, repurchasing shares of common stock or for investments in regulatory capital.

The Notes will bear interest at a fixed rate of 5.125% per year from, and including, September 14, 2020 to, but excluding, September 15, 2025, and from, and including, September 15, 2025 to, but excluding, September 15, 2030 (or earlier redemption date) the interest rate will reset quarterly to a floating rate, which is expected to be the then current three-month term SOFR plus 500 basis points.

About Us

QCR Holdings, Inc., headquartered in Moline, Illinois, is a relationship-driven, multi-bank holding company serving the Quad Cities, Cedar Rapids, Cedar Valley, Des Moines/Ankeny, and Springfield communities through its wholly-owned subsidiary banks. The banks provide full-service commercial and consumer banking and trust and wealth management services. Quad City Bank & Trust Company, based in Bettendorf, Iowa, commenced operations in 1994, Cedar Rapids Bank & Trust Company, based in Cedar Rapids, Iowa, commenced operations in 2001, Community State Bank, based in Ankeny, Iowa, was acquired by the Company in 2016, and Springfield First Community Bank, based in Springfield, Missouri, was acquired by the Company in 2018. Additionally, the Company serves the Waterloo/Cedar Falls, Iowa community through Community Bank & Trust, a division of Cedar Rapids Bank & Trust Company. Quad City Bank & Trust Company engages in commercial leasing through its wholly-owned subsidiary, m2 Lease Funds, LLC, based in Milwaukee, Wisconsin, and also provides correspondent banking services. The Company has 25 locations in Illinois, Iowa, Wisconsin and Missouri. As of June 30, 2020, the Company had approximately $5.6 billion in assets, $4.1 billion in loans and $4.3 billion in deposits. For additional information, please visit the Company’s website at www.qcrh.com.

Contacts:

Todd A. Gipple	Kim K. Garrett
President	Vice President, Corporate Communications
Chief Operating Officer	Investor Relations Manager
Chief Financial Officer	(319) 743-7006
(309) 743-7745	kgarrett@qcrh.com
tgipple@qcrh.com